Exhibit 99.1

NEWS RELEASE
Nabors Expects 4Q2008 EPS of $0.80 to $0.82 per Diluted Share
Exclusive of Preliminary Estimates of $1.14 in Non-Cash Ceiling Test Adjustments and
Goodwill Impairments
Hamilton, Bermuda, February 13, 2009 /PRNewswire-FirstCall/ Nabors Industries Ltd. (NYSE: NBR) today announced that it expects its fourth quarter results to be $0.80 to $0.82 per diluted share excluding a preliminary estimate of non-cash charges totaling $1.14. These results, excluding these charges, are generally in line with consensus estimates and represent solid operational performance across all business units. The non-cash, pre-tax charges amount to approximately $400 million and arise from oil and gas ceiling test adjustments and goodwill impairments that will have roughly equal impacts on the quarter’s EPS. The largest pre-tax impact will be reflected in the Company’s Earnings from Unconsolidated Affiliates as a result of an estimated $227 million non-cash reserve impairment ($0.53 per diluted share) associated with its oil and gas joint ventures and a $21 million ($0.05 per diluted share) impairment of the reserves in its wholly owned subsidiary. Both charges will be reported in its Oil and Gas Segment. Over 90% of the impairment was related to gas properties in the U.S., with the remainder associated with joint venture holdings in Colombia. The goodwill impairment will total approximately $157 million ($0.56 per diluted share) solely associated with our Canadian operations.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “These sizable non-cash charges obscure a near record year in cash flow per share. Although these items resulted in a reduction in Shareholder’s Equity of approximately $315 million at December 31, 2008, we adopted on January 1, 2009 an accounting rule applicable to our convertible debt which will initially offset that reduction by approximately $215 million.
The non-cash goodwill impairment in Canada takes into account the duration of the current downturn and the lack of certainty regarding the eventual recovery in valuing this operation. It also does not give full weight to some very positive dynamics that favor the deeper nature of the Nabors fleet which in turn leads to increased market share. These include the emergence of deeper shale plays which require more capable rigs, our alliances with key customers who are becoming more active and the increasing number of rigs required for our own expanding E&P operations.
The oil and gas charges in our joint ventures are strictly related to the application to their reserves of the current methodology for the ceiling test. These reduced reserve valuations were derived utilizing the closing cash commodity prices on December 31, 2008. The major valuation determinant was the year-end Henry Hub cash gas price of $5.63 since natural gas constitutes the preponderance of these reserves. The resultant impairments are net of the present value of gas price hedges which average $7.35 per MCF and cover over 50% of our anticipated gas production through 2010. The SEC has revised its oil and gas company reporting requirements, including modifications to the ceiling test methodology, effective at year-end 2009. Had the new rules been applied by our joint ventures at year-end 2008 the only adjustment would have been the $19 million associated with our wholly owned entity.

Currently our joint ventures and our wholly owned interests represent substantial value and the important thing is their long term potential. The majority of this value is in our sizeable acreage holdings in developing and emerging areas, particularly in some of the more prolific shale plays. Our shale exposure amounts to over 200,000 net acres with the most promising being the 70,000 in the Horn River and Montney shales in northeast British Columbia, the 22,000 in the Haynesville Shale, the 22,000 in the Barnett shale, the 27,500 in the Fayetteville Shale and the 75,000 in the Bakken Shale. In addition, we have sizable holdings in more conventional areas in the US Lower 48, Alaska and Colombia.”
The Nabors companies own and operate approximately 528 land drilling and approximately 763 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 37 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.